Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Forms S-8 Nos. 333-191992, 333-203097, 333-210185, and 333- 216388) pertaining to the 2008 Stock Plan and 2013 Stock Incentive Plan of Veracyte, Inc.,

(2)	Registration Statement (Form S-8 No. 333-205206) pertaining to the Employee Stock Purchase Plan of Veracyte, Inc., and

(3)	Registration Statements (Forms S-3 Nos. 333-204368 and 333-205204) of Veracyte, Inc.;

of our report dated February 27, 2018, with respect to the financial statements of Veracyte, Inc. included in this Annual Report (Form 10-K) of Veracyte, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Redwood City, California
February 27, 2018